Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CABG Medical, Inc.:

We consent to the use of our report dated June 4, 2004, with respect to the balance sheets of CABG Medical, Inc. as of December 31, 2003 and 2002, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003 and for the period from December 3, 1999 (date of inception) to December 31, 2003, included herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota
October 29, 2004